AMENDMENT NO. 2 TO FUND PARTICIPATION AGREEMENT

The Participation Agreement dated May 1, 1995, by and between Kansas City Life Insurance Company, American Century Variable Portfolios, Inc., and American Century Investment Management, Inc. (“ACIM”), (“the Agreement”) is hereby amended as follows:

The following two sentences are added to section 3(b):

If ACIM provides materially incorrect share net asset value information, ACIM shall make an adjustment to the number of shares purchased or redeemed to reflect the correct net asset value per share. Any material error in the calculation or reporting of net asset value per share, dividend or capital gains information shall be reported promptly upon discovery to Kansas City Life Insurance Company.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

The effective date of this amendment is: June 15, 2001.

KANSAS CITY LIFE INSURANCE COMPANY

By:  /s/ Richard L. Finn

Name: Richard L. Finn
Title:  Senior Vice President

AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.

By:  /s/ Charles A. Etherington

Name: Charles A. Etherington
Title:  Vice President

AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

By:  /s/ David C. Tucker

Name: David C. Tucker
Title:  Sr. Vice President